Exhibit 99.1

Contact Information:

Joseph W. Kennedy, Senior Vice President/CFO

Georgetown Bancorp, Inc.

978-352-8600

joe.kennedy@georgetownbank.com

GEORGETOWN BANCORP, INC.

ANNOUNCES QUARTERLY CASH DIVIDEND

GEORGETOWN, MASSACHUSETTS, October 29, 2013 —

Georgetown Bancorp, Inc. (NASDAQ: GTWN) today announced that its Board of Directors has declared a regular quarterly cash dividend of $0.04 per share of common stock. The dividend will be paid on or about November 25, 2013, to stockholders of record as of the close of business on November 11, 2013.

About Georgetown Bancorp, Inc.

Georgetown Bancorp, Inc. is the holding company for Georgetown Bank (the “Bank”). Georgetown Bank, with branch offices in Georgetown, North Andover and Rowley, Massachusetts, is committed to making a positive difference in the communities we serve. We strive to deliver exceptional personal service at all times and to help each of our customers achieve their unique financial goals through a competitive array of commercial and consumer banking services. To learn more about Georgetown Bank, visit www.georgetownbank.com or call 978-352-8600.

Forward-looking statements

This news release may contain certain forward-looking statements, such as statements of the Company’s or the Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as “expects,” “subject,” “believe,” “will,” “intends,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or the Bank’s control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date of which they are given). These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, the ability of the Company or the Bank to effectively manage its growth, and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the final Prospectus filed in connection with our second-step conversion and Current Reports on Form 8-K.

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